Exhibit 99

NSD Bancorp, Inc.

PRESS RELEASE

NSD Bancorp, Inc. Announces Appointment of

William C. Marsh as Senior Vice President and Chief Financial Officer

of the Corporation and NorthSide Bank

Pittsburgh, Pennsylvania, October 14, 2003 – Andrew W. Hasley, President and Chief Operating Officer of NSD Bancorp, Inc. (NASDAQ: NSDB), the parent holding company of NorthSide Bank, announced the appointment of William C. Marsh as Senior Vice President and Chief Financial Officer of the Corporation and the Bank. Mr. Marsh assumed this position effective October 8, 2003.

Mr. Marsh, a certified public accountant, has more that 15 years of broad financial, accounting and community banking experience, and most recently served as Senior Vice President and Chief Financial Officer of Emclaire Financial Corp., a community bank holding company headquartered in Emlenton, Pennsylvania. He previously held similar positions with publicly traded community banks in western Pennsylvania and Maryland, and served as a manager in the financial services audit practice of KPMG, LLP in Pittsburgh.

Mr. Hasley noted, “We are pleased to have Bill’s experience and proven track record as part of the NorthSide Bank management team. He brings extensive experience that will help improve the Bank’s operations and financial systems and lead us to a best-in-class financial institution in the Pittsburgh area.”

NSD Bancorp, Inc. is the holding company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $515 million in assets at June 30, 2003. The Pittsburgh-based community bank operates twelve branch offices serving the City of Pittsburgh and northern suburbs.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for the Corporation’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.